Exhibit 5.1

                      [Opinion of Davis Polk & Wardwell]


                                                                  July 1, 1997


Re:   Registration Statement on Form S-3
       (Registration No. 333-27183)

Irvine Apartment Communities, Inc.
550 Newport Center Drive
Suite 300
Newport Beach, California  92660

Dear Sirs:

               We have acted as counsel for Irvine Apartment Communities, Inc., a Maryland corporation (the "Company"), in connection with the Company's Registration Statement on Form S-3 (No. 333-27183) (the "Registration Statement"), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, for the registration of the sale by the Company from time to time of up to $350 million maximum aggregate initial offering price of (i) its debt securities ("Debt Securities"), (ii) shares of its Preferred Stock, par value $1.00 per share (the "Preferred Stock"), (iii) shares of its Common Stock, par value $.01 per share (the "Common Stock") or
(iv) Warrants to purchase Debt Securities, Preferred Stock or Common Stock (the "Warrants"). The Debt Securities and Warrants are herein collectively referred to as the "Securities". Debt Securities may be convertible for Securities or other securities or rights. The Debt Securities will be issued under one or more indentures, each in the form filed as an exhibit to the Registration Statement (each an "Indenture"), between the Company and one or more trustees (each a "Trustee").

               We have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable for purposes of this opinion.

               Based upon the foregoing, we are of the opinion that:

               1. When the Company and a Trustee execute and deliver an Indenture and the specific terms of a particular Debt Security have been duly authorized and established in accordance with such Indenture, and such Debt Security has been duly authorized, executed, authenticated, issued and delivered in accordance with such Indenture, against payment therefor or upon exchange in accordance with the applicable underwriting or other agreement, such Debt Security will constitute the valid and binding obligation of the Company.


               2. When the Company and a Warrant Agent execute and deliver a Warrant Agreement and the specific terms of a particular Warrant have been duly authorized and established in accordance with such Warrant Agreement, and such Warrant has been duly authorized, executed, countersigned, issued and delivered in accordance with such Warrant Agreement, against payment therefor in accordance with the applicable underwriting or other agreement, such Warrant will constitute the valid and binding obligation of the Company.


               In connection with the opinions expressed above, we have assumed that, at or prior to the time of the delivery of any such Security,
(i) the Board of Directors of the Company shall have duly established the terms of such Security and duly authorized the issuance and sale of such Security, in each case in accordance with Maryland law, and such authorization shall not have been modified or rescinded; (ii) the Registration Statement shall have been declared effective and such effectiveness shall not have been terminated or rescinded; (iii) the applicable Indenture, if any, shall have been duly authorized, executed and delivered by the Company in accordance with Maryland law and the applicable Trustee and shall have been qualified under the Trust Indenture Act of 1939, as amended; (iv) the applicable Warrant Agreement, if any, shall have duly authorized, executed and delivered by the Company in accordance with Maryland law and the applicable Warrant Agent; and
(v) there will not have occurred any change in law affecting the validity or enforceability of such Security. We have also assumed that none of the terms of any Security to be established subsequent to the date hereof, nor the issuance and delivery of such Security, nor the compliance by the Company with the terms of such Security will violate any applicable law or will result in a violation of any provision of any instrument or agreement then binding upon the Company, or any restriction imposed by any court or governmental body having jurisdiction over the Company.

               We are members of the Bar of the State of New York and the foregoing opinion is limited to the laws of the State of New York and the federal laws of the United States of America.

               We hereby consent to the use of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to our name in the Registration Statement and the related Prospectus.

                                 Very truly yours,



                                /s/ Davis Polk & Wardwell